                                                                   EXHIBIT 10.16

                         EXCLUSIVE CONCESSION AGREEMENT

         This Exclusive Concession Agreement ("Agreement"), effective as of this 21st day of November, 1997 (the "Effective Date"), is entered into by and between Sagent Technology, Inc., having offices at 2225 E. Bayshore Rd., Suite 100, Palo Alto, California 94303, U.S.A. ("Sagent"), and Sagent France S.A., having offices at 103 Rue Pereire, Parc Pereire Bat A, 78105 St. Germain En Layes, France ("Concessionaire").


                                   BACKGROUND

         Sagent is in the business of developing and licensing computer software. Concessionaire desires to market and distribute such computer software in France, and Sagent agrees to authorize Concessionaire to so market and distribute such computer software, pursuant to the terms and conditions set forth below.


                                    AGREEMENT

         Now, therefore, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:


1.       DEFINITIONS

         1.1 "Products" shall mean those products listed in Exhibit A attached hereto, as such products may be added to or abandoned by Sagent in Sagent's sole discretion from time to time during the term of this Agreement.

         1.2 "Sagent Marks" shall mean those trademarks, tradenames and servicemarks listed in Exhibit B attached hereto, as such trademarks, tradenames and servicemarks may be added to or removed by Sagent in Sagent's sole discretion from time to time during the term of this Agreement.

         1.3 Sale and Purchase of Products. All references in this Agreement to the "sale" or "selling" of Products shall mean a license to use such Products and the sale of the tangible media on which the Products are distributed. All references in this Agreement to the "purchase" of Products shall mean a license to use such Products and the purchase of the tangible media on which the Products are distributed.

         1.4 "Territory" shall mean the member countries of the European Union.

         1.5 "Year 1" shall mean the period commencing on the Effective Date and ending on December 31, 1998.

         1.6 "Year 2" shall mean the period commencing on January 1, 1999 and ending on December 31, 1999.

         1.7 "Year 3" shall mean the period commencing on January 1, 2000 and ending on December 31, 2000.

2.       APPOINTMENT

         2.1 Appointment of Concessionaire. Conditioned upon Concessionaire's continued satisfaction of the terms and conditions of this Agreement, Sagent hereby appoints Concessionaire, and Concessionaire hereby accepts appointment, as Sagent's exclusive Concessionaire for the licensing and distribution of Products to customers in the Territory only for use in the Territory only. Concessionaire shall not reproduce or sell the Products, and Concessionaire shall not license or distribute the Products except as expressly set forth in this Agreement. Concessionaire agrees that it shall not offer for sale, sell, license or otherwise distribute Products acquired by it from any entity other than directly from Sagent without the prior written approval of Sagent.

         2.2 Distribution outside the Territory. Concessionaire shall limit its sales activities with respect to the Products to customers located in the Territory, and shall refrain from marketing, licensing or selling the Products outside of the Territory except to the extent such activities may not be restricted under applicable law.

         2.3 Appointment of Subdistributors. Concessionaire may appoint subdistributors to act on the Concessionaire's behalf only on prior written approval of Sagent; provided, however, that any compensation to such subdistributors shall be solely the Concessionaire's responsibility. Any agreement with such agent or subdistributor with respect to Products shall be coterminous with this Agreement.

         2.4 Independent Contractor Status. The relationship of Sagent and Concessionaire established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other. Concessionaire shall not be considered an agent or legal representative of Sagent for any purpose, and neither Concessionaire nor any director, officer, agent, or employee of Concessionaire shall be, or be considered, an agent or employee of Sagent. Concessionaire is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Sagent. All sales and other agreements between Concessionaire and its customers are Concessionaire's sole responsibility and will have no effect on Sagent's obligations under this Agreement.

         2.5 Operations and Expense. The detailed operations of Concessionaire under this Agreement are subject to the sole control and management of Concessionaire. Concessionaire shall be responsible for all of its own expenses and employees. Concessionaire shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. Concessionaire agrees that it shall incur no expense chargeable to Sagent, except as may be specifically authorized in advance in writing in each case by Sagent.

         2.6 No Other Rights. Except as expressly provided in this Agreement, no right, title or interest is granted by Sagent to

Concessionaire. No right, title or interest is granted by Sagent to Concessionaire relating to products other than the Products. Notwithstanding
Section 2.1 above, Sagent reserves the right to sell and distribute the Products directly to the customers that are set forth in Exhibit C attached hereto ("House Accounts").

         2.7 No Conflicts. Concessionaire represents and warrants that, as of the Effective Date, it is not involved, directly or indirectly, in any activities involving products which compete or have the potential to compete with the Products, including but not limited to the distribution of competing product lines ("Competing Activities"). Concessionaire agrees that it shall not enter into any Competing Activities in the Territory during the term of this Agreement and for a period of five (5) years afterward. If Concessionaire becomes involved in any Competing Activities, Concessionaire shall promptly inform Sagent of such involvement, and Sagent shall have, in addition to all other remedies to which it may be entitled, the right to terminate this Agreement without liability at any time thereafter pursuant to Section 14.2.

3.       LICENSE OF SAGENT MARKS

         3.1 License. Subject to the terms and conditions of this Agreement, Sagent grants to Concessionaire a non-transferable, revocable license, without right of sublicense, to use the Sagent Marks in the Territory solely in connection with the sale, distribution and advertisement of the Products. Concessionaire shall not use the Sagent Marks except as expressly permitted herein.

         3.2 Restrictions. All representations of the Sagent Marks that Concessionaire intends to use shall first be submitted to Sagent for approval of design, color and other details or shall be exact copies of those provided by Sagent. Concessionaire shall fully comply with all guidelines, if any, communicated by Sagent concerning the use of the Sagent Marks. Concessionaire shall not alter or remove any trademarks, servicemarks, tradenames or other marks affixed to the Products by Sagent, nor affix the Sagent Marks to any Product. Except as set forth in this Article 3, nothing contained in this Agreement shall grant or shall be deemed to grant to Concessionaire any right, title or interest in or to the Sagent Marks. All uses of the Sagent Marks shall inure solely to the benefit of Sagent, and Concessionaire shall obtain no rights with respect to any of the Sagent Marks, other than the right to distribute Products as set forth herein, and Concessionaire hereby irrevocably assigns to Sagent all right, title and interest held by Concessionaire, if any, in or to any of the Sagent Marks. At no time during or after the term of this Agreement shall Concessionaire challenge or assist others in challenging the Sagent Marks (except to the extent expressly entitled by applicable law) or the registration thereof or attempt to register any trademarks, servicemarks, marks or trade names confusingly similar to the Sagent Marks. Upon any termination or expiration of this Agreement, or the election of Sagent pursuant to Section 4.2 below, Concessionaire shall immediately cease to use any and all of the Sagent Marks, and any listing by Concessionaire of any Sagent Mark in any telephone book, directory, public record or elsewhere shall be removed by Concessionaire as soon as possible, but in any event not later than the subsequent issue of such publication.

         3.3 Infringement. Concessionaire shall promptly notify Sagent of any actual or suspected infringements, imitations, or unauthorized use of the Sagent Marks by third parties of which Concessionaire becomes aware. Sagent shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations or unauthorized use, and Concessionaire shall cooperate with Sagent, as Sagent may reasonably request, in connection with any such action brought by Sagent. Sagent shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by Sagent.

         3.4 Registered User Agreements. Sagent and Concessionaire shall enter into registered user agreements with respect to the Sagent Marks pursuant to applicable trademark law requirements in the Territory, if any. Concessionaire or Sagent, at Sagent's sole discretion, shall be responsible for proper filing of registered user agreements and all such other required registrations relating to the legal protection of the Sagent Marks with governmental authorities in the Territory and shall pay all costs or fees associated with such filing(s).

4.       OBLIGATIONS OF CONCESSIONAIRE

         4.1 Diligence. Concessionaire shall use its best efforts to promote the marketing and distribution of the Products.

         4.2 Minimum Revenue Requirements. In the event Concessionaire fails to meet the minimum revenue requirements set forth in Exhibit E attached hereto, then, notwithstanding anything in this Agreement to the contrary, (i) Sagent shall be free to appoint other distributors for its Products in the Territory,
(ii) Concessionaire shall not have any exclusive sale, marketing or distribution rights to the Products, (iii) at Sagent's election, and in Sagent's sole discretion, the license grant of Article 3 to the Sagent Marks shall terminate, and (iv) notwithstanding anything to the contrary in Section 5.1 below, the Prices paid by Concessionaire for the Products shall be equal to the applicable List Prices.

         4.3 Minimum Revenue Guarantee. Concessionaire hereby guarantees that the aggregate amount of payments received by Sagent from Concessionaire under this Agreement during each of Year 1, Year 2 and Year 3 shall equal or exceed the amounts of [*] dollars ($[*]), [*] dollars ($[*]) and [*] dollars ($[*]), respectively (the "Guaranteed Minimums"). Within thirty (30) days after the end of each of Year 1, Year 2 and Year 3, Concessionaire shall pay Sagent the difference between the applicable Guaranteed Minimum and the actual aggregate amount of payments received by Sagent from Concessionaire under this Agreement during such Year 1, Year 2 or Year 3, respectively, if such actual aggregate amount is less than the applicable Guaranteed Minimum.

         4.4 Costs and Expenses. Except as expressly set forth herein, Concessionaire shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Products and for performing its obligations hereunder.

         4.5 Promotional Materials. Concessionaire shall maintain an adequate inventory of Sagent's current sales materials and samples ("Sales Materials") and shall use such Sales Materials in an efficient and effective manner to promote the sale of the Products in the Territory. Concessionaire shall translate Sales Materials into French at Concessionaire's sole expense for distribution to customers, and Concessionaire shall prepare and distribute such translated Sales Materials in a professional format consistent with Sagent's original materials, subject to final approval by Sagent ("Translated Works"). Concessionaire agrees that all Translated Works created by Concessionaire,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and all intellectual property rights therein, shall be the sole property of Sagent, and Concessionaire hereby assigns to Sagent all worldwide right, title, and interest to the Translated Works and all intellectual property therein.

         4.6 Reports.

                  4.6.1 Annual Financial Reports. Concessionaire shall provide to Sagent annual audited financial reports, which reports shall (i) be provided to Sagent no later than two (2) months after the close of Concessionaire's applicable fiscal year, and (ii) be treated as Confidential Information pursuant to the terms of Article 11 below.

                  4.6.2 General Market Information. Concessionaire shall provide to Sagent information regarding general market conditions and competitors on a regular basis, but no less than once per calendar quarter.

                  4.6.3 Sales Activities. Within thirty (30) days after the end of each calendar quarter, Concessionaire shall send to Sagent a sales activities report including the names of customers, quantities of Products purchased, dollar amounts invoiced to and received from such customers, and customer backlog and inventory status of Products, and further shall maintain records of the same.

         4.7 Inventory. Concessionaire shall purchase and maintain an inventory of Products in quantity sufficient to meet the needs of its customers.

         4.8 Relations with Customer. Concessionaire shall process and ship each customer order in a timely fashion. Concessionaire shall provide to customers any and all instructions, precautions, and other warnings provided by Sagent to Concessionaire; and Sagent shall provide to Concessionaire any such instructions, precautions, and other warnings as Sagent in its sole discretion deems necessary or desirable.

         4.9 Product Representations. Concessionaire shall not to make any representations with respect to the Products other than those expressly authorized in writing in Sagent's written data sheets.

         4.10 Indemnification. Concessionaire agrees to indemnify and hold Sagent, its officers, directors, employees, successors, and assigns harmless from and against any and all losses, damages, or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of Concessionaire or any of its directors, officers, employees, or agents, including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by Sagent herein or otherwise in writing, or (iv) violation by Concessionaire (or any of its directors, officers, employees, or agents) of any applicable law, regulation, or order in or of the Territory or the United States.

5.       PRODUCTS

         5.1 Product Prices. The prices to be paid by Concessionaire to Sagent for Products hereunder shall be List Prices for the Products less the discount(s) set forth in Exhibit D attached hereto ("Prices"). "List Prices" as used herein shall mean the prices set forth in Sagent's then-current customer price schedules or bulletins. Prices shall be F.O.B. Sagent's facilities in Palo Alto, California, United States. All prices are expressed and shall be payable in U.S. dollars. The difference between List Prices and Prices shall be Concessionaire's sole remuneration from Sagent for the distribution and sale of Products hereunder.

         5.2 Price Changes. List Prices are subject to change by Sagent at any time in its sole discretion. List Price changes shall be effective immediately and applicable to all purchase orders whether or not accepted prior to the effective date of the List Price change.

         5.3 Product Changes. Sagent reserves the right from time to time in its sole discretion, without incurring any liability to Concessionaire with respect to any previously placed Purchase Order (as defined in Section 6.1 below), to discontinue or to limit its production of any Product; to allocate, terminate or limit deliveries of any Product in time of shortage; to alter the design or construction of any Product; to add new and additional products to the Products; and upon reasonable notice to Concessionaire, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.

         5.4 Discontinued Product. In the event Sagent discontinues sale of any Product, it shall give Concessionaire prompt notice thereof. Within sixty (60) days following the date of such discontinuation notice, Concessionaire may elect to return for credit against future purchases hereunder any of the discontinued Products (including samples) purchased by Concessionaire during the three (3) months prior to the date of such notice which have not been used or sold and which are in Concessionaire's inventory as of the date of that notice from Sagent.

6.       PURCHASER ORDERS

         6.1 Purchase Orders. All orders for Products submitted by Concessionaire shall be initiated by written purchase order in form acceptable to Sagent (each a "Purchase Order"); provided, however, that an order may initially be placed orally or by fax if a confirmational Purchase Order is received by Sagent within five (5) days of said oral or fax order. All Purchase Orders for Products are subject to acceptance by Sagent in writing, and Sagent shall have no liability to Concessionaire with respect to Purchase Orders that are not accepted. No partial acceptance of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such entire Purchase Order.

         6.2 Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement. Nothing contained in any Purchase Order shall in any way modify or delete the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

         6.3 Order Changes. Purchase Orders may be canceled only with Sagent's prior written approval. Cancellation of a Purchase Order is subject to a restocking charge equal to ten percent (10%) of the aggregate value of such Purchase Order.

7.       PAYMENT; TAXES

         7.1 Payment Terms. Payment of any and all amounts due under this Agreement shall be in U.S. Dollars. Concessionaire shall either (i) pay for Products within thirty (30) days of receipt of such Products by wire transfer or check to Sagent's designated account; or (ii), at Concessionaire's option, guarantee payment for all Products by an irrevocable letter of credit. The letter of credit shall be upon terms acceptable to Sagent, shall provide for payment upon delivery of Sagent's invoice and the bill of lading that relate to the shipment, shall allow for partial shipments, and shall provide for payment for all applicable taxes, shipping charges, and other charges to be borne by Concessionaire as provided hereunder. All exchange, interest, banking, collection and other charges shall be at Concessionaire's expense.

         7.2 Offsets. Any credits, allowances, or other amounts payable to or creditable by Distributor shall be subject to offset for any claims or other amounts owed by Concessionaire to Sagent pursuant to the provisions of this Agreement.

         7.3 Taxes.

                  7.3.1 Taxes Generally. Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the Products, including without limitation excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs or duties. Concessionaire shall be responsible for and shall pay all such taxes and charges levied against Sagent in a timely manner. When Sagent has the legal obligation to pay or collect such taxes, excluding taxes on the income of Sagent, the appropriate amount shall be invoiced to Concessionaire and paid by Concessionaire within thirty (30) days of the date of invoice unless Concessionaire provides Sagent with a valid tax exemption certificate authorized by the appropriate taxing authority.

                  7.3.2 Withholding Taxes. All payments by Concessionaire shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to Sagent shall be the sole responsibility of Concessionaire. Concessionaire shall provide Sagent with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Sagent to establish that such taxes have been paid.

8.       DELIVERY; REJECTION

         8.1 Shipment and Delivery. Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Sagent's standard shipping cartons, marked for shipment to the destination specified in Concessionaire's Purchase Order, and delivered to the carrier agent F.O.B. Sagent's facility in Palo Alto, California, United States, at which time risk of loss shall pass to Concessionaire. Unless otherwise specified in writing by Concessionaire in Concessionaire's purchase order, Sagent shall select the carrier. All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by Concessionaire and provided by Sagent, shall be paid by Concessionaire. All shipment and freight charges shall be deemed correct unless Sagent receives from Concessionaire, no later than fifteen (15) days after the date of shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment in number or type of Products shipped, or freight or other charges, as the case may be. Sagent may cease any and all shipments of Products until Concessionaire is in full performance of its obligations under Article 7.

         8.2 Title; Clause de Reserve de Propriete. Sagent shall retain all right, title and interest in and to Products delivered to Concessionaire until Sagent has received all applicable payments therefor.

         8.3 Inspection; Rejection. Concessionaire shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that Concessionaire shall (i) within the earlier of thirty (30) days after receipt of such alleged defective Product or ten (10) days after discovery of such alleged defect, notify Sagent of its rejection and request a Return Material Authorization ("RMA") number, and (ii) within ten (10) days of receipt of the RMA number from Sagent return such rejected Product to Sagent, freight prepaid and properly insured. Products not rejected within the foregoing time periods shall be deemed accepted by Concessionaire. In the event that Sagent determines that the returned Product is defective and properly rejected by Concessionaire, Sagent shall at its option, repair or replace such defective Product, or accept return for credit of such defective Product. Sagent shall return to Concessionaire, freight prepaid, all repaired or replaced Products properly rejected by Concessionaire. In the event that any rejected Product is determined by Sagent to not be defective or to have been modified or subjected to unusual electrical or physical stress, misuse, abuse or unauthorized repair, Concessionaire shall reimburse Sagent for all costs and expenses related to the inspection, repair, if any, and return of such Product to Concessionaire.

         8.4 Returned Product. Concessionaire shall only return Products to Sagent with Sagent's prior written approval. Any Product returned to Sagent by Concessionaire as authorized under this Agreement shall be shipped, freight prepaid, F.O.B. Sagent's address first set forth above or such other location as Sagent may instruct Concessionaire, and shall be packed in its original packing material. Sagent may refuse to accept any Product not packed and shipped as herein provided.

9.       TECHNICAL SUPPORT

         9.1 Support by Concessionaire. Concessionaire shall be solely responsible for supporting all Products distributed hereunder. Concessionaire shall provide reasonable technical support to customers, including without limitation (i) maintaining trained and competent technical and engineering support personnel for the Products who are sufficiently knowledgeable with respect to the Products to answer customer questions regarding the use and operation of Products, (ii) designating a technical liaison to coordinate Concessionaire's technical support provided to Customers, (iii) responding promptly to requests for technical support from customers, and (iv) providing technical support services to address and resolve customers' support requests with respect to the Products. Concessionaire shall ensure that Concessionaire's technical and engineering support personnel attend any training required by Sagent with respect to the Products.

                  9.1.1 Frontline Support. Concessionaire shall ensure that all customer questions regarding the use or operation of Products are initially addressed to and answered by Concessionaire. Unless otherwise agreed in writing by Sagent, Concessionaire shall not represent to any third party that Sagent is available to answer questions from any customer directly.

                  9.1.2 Conformance with Sagent Policy. Concessionaire will provide prompt and effective service and repair of Products in the Territory in accordance with Sagent's standard support policies then in effect.

                  9.1.3 Additional Responsibilities. Without limiting the foregoing and in addition to any other obligations set forth in Sagent's then current support terms and conditions, Concessionaire also shall be responsible for (i) providing sufficient information to Sagent for Sagent to duplicate any reported error in the Products; (ii) incorporating updates into the Products promptly upon receipt thereof; (iii) reporting errors promptly in English and in writing in accordance with Sagent's standard support procedures; and (iv) providing reasonable cooperation and full information to Sagent in the furnishing of support for the Products.

         9.2 Support by Sagent. Sagent shall use reasonable efforts to provide to Concessionaire such back-up telephone or electronic-mail technical support as Sagent makes generally available to its distributors other than Concessionaire. Such telephone support shall be provided during Sagent's normal business hours (Monday through Friday, 9:00 a.m. - 5:00 p.m. Pacific Standard Time, excluding Sagent holidays). With respect to computer software Products, Sagent will provide support for the then-current versions of such computer software Products only.

10.      DISCLAIMER OF WARRANTY

         SAGENT MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AND SAGENT SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ALL OTHER IMPLIED WARRANTIES OR CONDITIONS ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM. NOTWITHSTANDING THE FOREGOING, SAGENT DOES NOT EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY LAW.

11.      CONFIDENTIALITY AND PROPRIETARY RIGHTS

         11.1 Confidentiality. Concessionaire acknowledges that by reason of its relationship to Sagent hereunder it will have access to certain information and materials concerning Sagent's business, plans, customers, technology, and products that are confidential and of substantial value to Sagent, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Concessionaire agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by Sagent. Concessionaire shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by Concessionaire, Sagent shall advise whether or not it considers any particular information or materials to be confidential. Concessionaire shall not publish any technical description of the Products beyond the description published by Sagent. In the event of termination of this Agreement, there shall be no use or disclosure by Concessionaire of any Confidential Information of Sagent, and Concessionaire shall not reproduce, manufacture, have reproduced or have manufactured any computer software programs, devices, components or assemblies utilizing any of Sagent's confidential information.

         11.2 Proprietary Rights. Concessionaire agrees that Sagent retains all of its right, title and interest in and to all patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the Products or the product lines that include the Products, and the design, manufacture, operation or service of the Products. The use by Concessionaire of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease. Concessionaire shall not (and shall require that its customers do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Sagent on or in any Product.

12.      INTELLECTUAL PROPERTY INDEMNIFICATION

         12.1 Limited Indemnity. Concessionaire agrees that Sagent has the right to defend, or at its option to settle, and Sagent agrees, at its own expense, to defend or at its option to settle, any third party claim, suit or proceeding (collectively, ("Action") brought against Concessionaire alleging the Products infringe any copyright or trademark in existence as of the Effective Date, subject to the limitations hereinafter set forth. Sagent shall have sole control of any such Action or settlement negotiations, and Sagent agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Concessionaire on such issue in any such Action defended by Sagent. Concessionaire agrees that Sagent will be relieved of the foregoing obligations unless Concessionaire notifies Sagent in writing of such Action within five (5) days after becoming aware of such action, gives Sagent authority to proceed as contemplated herein, and gives Sagent proper and full information and assistance to settle and/or defend any such Action. If it is adjudicatively determined, or if Sagent believes, that the Products, or any part thereof, infringe any copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Sagent may, at its election, option, and expense: (i) procure for Concessionaire the right under such copyright or trademark to sell or use, as appropriate, the Products or such part thereof;
(ii) replace the Products, or part thereof, with other noninfringing suitable products or parts; (iii) suitably modify the Products or part thereof; or (iv) remove the Products, or part thereof, terminate distribution or sale thereof and refund the payments paid by Concessionaire for such Products less a reasonable amount for use and damage. Sagent shall not be liable for any costs or expenses incurred without its prior written authorization, or for any installation costs of any replaced Products.

         12.2 Limitations. Notwithstanding the provisions of Section 12.1 above, Sagent assumes no liability for infringement claims arising from (i) combination of the Products or portions thereof with other software not provided by Sagent if such infringement would not have occurred but for such combination, or (ii) the modification of the Products or portions thereof unless such modification was made or authorized by Sagent, when such infringement would not have occurred but for such modification.

         12.3 Disclaimer. SAGENT'S LIABILITY ARISING OUT OF OR RELATING TO THIS
ARTICLE 12 SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY CONCESSIONAIRE TO SAGENT FOR THE ALLEGEDLY INFRINGING PRODUCTS THAT ARE THE SUBJECT OF THE INFRINGEMENT CLAIM. THE FOREGOING PROVISIONS OF THIS ARTICLE 12 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SAGENT AND THE EXCLUSIVE REMEDY OF CONCESSIONAIRE WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

13.      LIMITATION OF LIABILITY

         IN NO EVENT SHALL SAGENT'S LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AGGREGATE AMOUNTS PAID BY CONCESSIONAIRE TO SAGENT HEREUNDER, INCLUDING BUT NOT LIMITED TO LIABILITY UNDER ARTICLE 12 ABOVE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY, OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.


14.      TERM AND TERMINATION

         14.1 Term. Unless earlier terminated pursuant to Section 14.2 below or by mutual written consent, this Agreement shall commence upon the Effective Date and continue in full force and effect for an initial term expiring on December 31, 2000. The parties may renew this Agreement for additional one (1) year terms upon mutual written consent.

         14.2 Termination. This Agreement may be terminated prior to the expiration of the initial term by prior written notice to the other party as follows:

                  14.2.1 By either party upon written notice of termination if the other party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice stating the nature of the breach and the non-breaching party's intent to terminate; or

                  14.2.2 By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated; or

                  14.2.3 By Sagent, effective immediately, if there should occur any material change in the management, ownership, control, sales personnel, sales and marketing capability, or financial condition of Concessionaire; or

                  14.2.4 By Sagent, effective immediately, if any law or regulation should become adopted or in effect in the Territory that would restrict Sagent's termination rights or otherwise invalidate any provisions hereof; or

                  14.2.5 By Sagent, effective immediately, if Concessionaire should violate the terms of Section 2.7 above or Section 16.3 below; or

                  14.2.6 By Sagent, effective immediately, in accordance with provisions of Sections 15.3 or 15.5; or

                  14.2.7 By Sagent, effective immediately, if Concessionaire knowingly makes any false or untrue statements or representations to Sagent herein or in the performance of its obligations hereunder.

         14.3 Purchase Orders; No Waiver. Notwithstanding the foregoing, Concessionaire shall be obligated to accept deliveries of Products for which Purchase Orders were accepted by Sagent prior to the effective date of termination. After any notice of termination has been delivered by either party hereunder, deliveries of Product from Sagent to Concessionaire, unless otherwise agreed by Sagent in its sole discretion, shall require prepayment by wire transfer by Concessionaire to Sagent. The acceptance of any Purchase Order for the sale of any Product to Concessionaire after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

         14.4 Rights of Parties Upon Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement.

                  14.4.1 Cessation of Sales Activities. Concessionaire shall cease all sales and other activities on behalf of Sagent and shall return to Sagent and immediately cease all use of Confidential Information previously furnished by Sagent and then in Concessionaire's possession. Concessionaire shall additionally turn over to Sagent Concessionaire's current customer mailing list and take such action as is necessary to terminate Concessionaire's registration as Sagent's sales representative with any governmental authority.

                  14.4.2 Acceleration of Amounts Owed. All indebtedness of Concessionaire to Sagent shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Sagent shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations;

                  14.4.3 Cessation of Use of Sagent Marks. Concessionaire shall remove from its property and immediately discontinue all use, directly or indirectly, of the Sagent Marks, or of any word, title, expression, trademark, design, or marking that, in the opinion of Sagent, is confusingly similar thereto. Concessionaire shall further certify in writing to Sagent that Concessionaire has completely terminated its use of any and all such Sagent Marks, trademarks, designs, or markings, or any other word, title, or expression similar thereto that appeared in or on any devices or other materials used in conjunction with Concessionaire's business.

                  14.4.4 No Obligation to Repurchase. Sagent shall have no obligation to repurchase or to credit Concessionaire for its inventory of Products at the time of termination of this Agreement. Sagent may, at its sole option, repurchase from Concessionaire, at Sagent's then current list prices less any applicable then current discounts or at the net prices paid by Concessionaire, whichever are lower, any or all inventory of Products originally purchased by Concessionaire from Sagent and remaining unsold by Concessionaire.

         14.5 No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Sagent or Concessionaire. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

         14.6 Survival. Except for termination by Sagent pursuant to Section
14.2.1 above, Concessionaire may sell Products existing in its inventory as of the effective date of termination of this Agreement for a period of ninety (90) days after the effective date of such termination ("Wind-Down Period"). During the Wind-Down Period, the provisions of Article 15 and Sections 2.2, 4.8 and 4.9 shall survive. In addition to the foregoing provisions, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 11, 13 and 16, and Sections 2.4, 2.6, 2.7, 3.2, 4.10, 6.2, 8.2, 14.4, 14.6, 15.1 and
15.4.

15.      COMPLIANCE WITH LAWS

         15.1 Export Control. Any and all obligations of Sagent to provide the Products, as well as any technical data, shall be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Concessionaire represents and warrants that it will not export or reexport the Products or technical data related thereto except in conformity with such laws and regulations.

                  15.1.1 Required Authorization. Concessionaire agrees that, unless prior written authorization is obtained from the Bureau of Export Administration, or the Export Administration Regulations explicitly permit the export, reexport, and/or transshipment of the Products or technical data disclosed or provided to Concessionaire, as applicable, without such written authorization, Concessionaire shall not export, reexport or transship, directly or indirectly, the Products or technical data, to country groups S or Z (as defined in the Export Administration Regulations), which currently consist Cuba and North Korea, or to Iran, Iraq or Yugoslavia (Serbia and Montenegro), or to any other country as to which the U.S. Government has placed an embargo against the shipment of products, which embargo is in effect during the term of this Agreement.

                  15.1.2 Prohibited Customers. Concessionaire further agrees not to resell Products to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.

         15.2 Import Licenses; Exchange Controls; Other Governmental Approval. Concessionaire represents and warrants that it shall, at its expense, obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by Sagent and the purchase by Concessionaire of the Products, comply with all registration requirements in the Territory, obtain such approvals from the banking and other governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to Sagent in U.S. dollars, and comply with any and all governmental laws, regulations, and orders that may be applicable to Concessionaire by reason of its execution of this Agreement, including but not limited to any requirement to be registered as Sagent's independent distributor with any governmental authority (e.g., registration with the Registre du Commerce et des Societes), and including but not limited to any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory. Concessionaire shall furnish Sagent with such documentation as Sagent may request to confirm Concessionaire's compliance with this Section 15.2 and agrees that it shall not engage in any course of conduct that, in Sagent's reasonable belief, would cause Sagent to be in violation of the laws of any jurisdiction.

         15.3 Local Law. Concessionaire shall notify Sagent of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter. Failure to do so shall constitute a breach of this Agreement for which Sagent may terminate this Agreement effective immediately upon notice to Concessionaire pursuant to Section 14.2 above.

         15.4 Liability of Sagent. The provisions of this Agreement under which the liability of Sagent is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the laws applicable in the countries in which Products are sold hereunder.

         15.5 Questionable Payments. Concessionaire certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the date of this Agreement. Concessionaire shall promptly notify Sagent of the any event that would or may result in an exception to the foregoing representation. Concessionaire shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Sagent offer, promise to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Concessionaire shall require each of its directors, officers, employees, and agents to comply with the provisions of this Section 15.5. Any breach of the provisions of this
Section 15.5 shall entitle Sagent to terminate this Agreement effective immediately upon written notice to Concessionaire pursuant to Section 14.2 above.

16.      MISCELLANEOUS PROVISIONS

         16.1 Governing Law. This Agreement shall be governed by and construed under the law of the France.

         16.2 Jurisdiction; Venue. The parties consent to the personal jurisdiction of, and venue in, the courts of France.

         16.3 Assignment. Concessionaire may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Sagent. Sagent may freely transfer or assign its rights or obligations under this Agreement without the prior written consent of Concessionaire. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         16.4 No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

         16.5 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

         16.6 Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

         16.7 Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

         16.8 Heading. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         16.9 Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 16.9, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in
(b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

         16.10 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents y compris tout avis qui s'y rattache, soient rediges en langue anglaise.

         16.11 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.



                  [Remainder of Page Intentionally Left Blank]

         16.12 Injunctive Relief. CONCESSIONAIRE AGREES THAT ANY VIOLATION OR THREATENED VIOLATION OF SECTIONS 2.7, 3.2, 3.4, 11.1, 11.2 OR 14.4.3 WILL CAUSE IRREPARABLE INJURY TO SAGENT, ENTITLING SAGENT TO OBTAIN INJUNCTIVE RELIEF IN ADDITION TO ALL LEGAL REMEDIES.

         16.13 Buyout Agreement. This Agreement shall be conditioned upon the execution of a separate buyout agreement substantially similar to the agreement attached hereto as Exhibit F.

         In Witness Whereof, the parties hereto have duly executed this Agreement effective as of the Effective Date.


SAGENT:                                     CONCESSIONAIRE:
SAGENT TECHNOLOGY, INC.                     SAGENT FRANCE S.A.

By:    /s/ Thomas M. Loumbos                By:    /s/ Poirrier Michel
       ---------------------------                 -----------------------------

Name:  Thomas M. Loumbos                    Name:  Poirrier Michel
       ---------------------------                 -----------------------------
       (Typed or Printed)                          (Typed or Printed)

Title: Vice President of Sales              Title: President Directeur General
       ---------------------------                 -----------------------------

                                    EXHIBIT A
                                 PRODUCT LISTING



All of Sagent's general product line, in French-language versions only from the point when the French versions are available or the US versions inside the French border.

                                    EXHIBIT B
                 SAGENT TRADEMARKS, TRADENAMES AND SERVICEMARKS



Sagent
Sagent France

                                    EXHIBIT C
                                 HOUSE ACCOUNTS


Any and all present and future OEM customers worldwide.

                                    EXHIBIT D
                            DISCOUNTS TO LIST PRICES



         D.1 For so long as Concessionaire meets the minimum revenue requirements set forth in Section 4.2, the discount for each and every Product shall be [*]% of the List Price of such Product.

         D.2 If Concessionaire fails to meet the minimum revenue requirements set forth in Section 4.2, then there shall be no discount.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E
                          MINIMUM REVENUE REQUIREMENTS

         E.1 Year 1. The aggregate amount of payments received by Sagent from Concessionaire under this Agreement during Year 1 must equal or exceed [*] dollars ($[*]).

         E.2 Year 2. The aggregate amount of payments received by Sagent from Concessionaire under this Agreement during Year 2 must equal or exceed [*] dollars ($[*]).

         E.3 Year 3. The aggregate amount of payments received by Sagent from Concessionaire under this Agreement during Year 3 must equal or exceed [*] dollars ($[*]).

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT F
                                BUYOUT AGREEMENT

                         SAGENT FRANCE BUYOUT AGREEMENT

         This Sagent France Buyout Agreement ("AGREEMENT") is made and entered into as of this 21st day of November, 1997 ("EFFECTIVE DATE") by and among Sagent Technology, Inc., having offices at 2225 E. Bayshore Rd., Suite 100, Palo Alto, California 94303, U.S.A. ("SAGENT"); Sagent France S.A., having offices at 103 Rue Pereire, Parc Pereire Bat A., 78105 St. Germain En Layes, France ("COMPANY"); and the shareholders of Company set forth in Schedule 1 attached hereto (each a "SHAREHOLDER").

                                   BACKGROUND

         Sagent and Company have entered into a certain Exclusive Concession Agreement dated as of November 21, 1997 (the "CONCESSION AGREEMENT"). Sagent desires to obtain the right to purchase securities of Company under certain circumstances, and, in fulfillment of the condition precedent set forth in
Section 16.13 of the Concession Agreement, Company and the Shareholders desire to provide such right to Sagent, pursuant to the terms and conditions of this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises made below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS

         1.1 "BUYOUT DATE" shall mean the date as of which Sagent chooses to exercise the Purchase Right (as defined in Section 2.1 below).

         1.2 "CLOSING DATE" shall mean the fifth business day following the execution of the Final Certificate (as defined in Section 2.2 below).

         1.3 "COMMENCEMENT DATE" shall mean the date falling twelve (12) months immediately after the Effective Date (as defined above).

         1.4 "SECURITIES" shall mean the securities of Company held by the Shareholders as of the Buyout Date.

2.       RIGHT OF PURCHASE

         2.1 Right of Purchase. Sagent shall have the right to purchase all of the Securities at any time following the Commencement Date pursuant to the terms and conditions of this Agreement (the

"PURCHASE RIGHT"). Upon exercise of the Purchase Right, the Shareholders agree to sell, assign, transfer and deliver to Sagent, and Sagent agrees to purchase and accept from the Shareholders, the Securities for consideration equal in value to the Purchase Price (as defined in Section 2.2 below). Sagent shall exercise the Purchase Right by written notice to Company and the Shareholders at least thirty (30) days in advance of the proposed Buyout Date (the "BUYOUT NOTICE").

         2.2 Purchase Price. The Purchase Price shall be determined as follows:

                  (1) If SAGENT chooses to execute its option to purchase Sagent France after the effective date but prior to November 30, 1998 then the purchase value will be equivalent to 1.5 million US dollars

                  (2) The "PURCHASE PRICE" shall equal the Gross Product Revenues multiplied by the applicable Revenue Multiple, less (i) accounts receivable due greater than sixty (60) days after the Buyout Date and (ii) lease commitments or contingent liabilities extending more than six (6) months past the Buyout Date. "GROSS PRODUCT REVENUES" shall equal the aggregate licensing, sale and service revenues from the distribution of Sagent products recognized by Company during the twelve (12) month period immediately preceding the Buyout Date in accordance with the revenue recognition policy of Sagent then in effect. The "REVENUE MULTIPLE" shall equal [*] ([*]), if the Buyout Date is on or after [*] and before [*]; or [*] ([*]), if the Buyout Date is on or after [*] and before [*]; or [*] ([*]), if the Buyout Date is on or after [*] and before [*]; or [*] ([*]), if the Buyout Date is on or after [*].

                  (3) Within ten (10) days after receipt of the Buyout Notice, Company shall deliver to Sagent a certificate setting forth Company's good-faith estimation of the Purchase Price, together with a reasonably detailed statement of the calculation thereof (the "FIRST CERTIFICATE").

                  (4) On or before thirty (30) days after the Buyout Date, Company shall deliver to Sagent a certificate setting forth Company's proposed final calculation of the Purchase Price, together with a reasonably detailed statement of the calculation thereof (the "SECOND CERTIFICATE").

                  (5) Within sixty (60) days of receipt of the Second Certificate and supporting documentation, Sagent shall notify Company of any objections with respect to the calculation of the proposed Purchase Price, if any. If Sagent and Company are unable to resolve all disagreements within fifteen (15) days of Company's receipt of Sagent's objection(s), the matter(s) in dispute shall be resolved as soon as practicable by an independent auditor mutually acceptable to Sagent and Company.

                  (6) As soon as possible after resolution of all disagreements, if any, the parties shall execute and deliver a final, conclusive and binding certificate that sets forth the final Purchase Price agreed upon by the parties (the "FINAL CERTIFICATE").

                  (7) Company shall cooperate with Sagent in Sagent's review of the First Certificate and the Second Certificate, and shall provide Sagent and its employees and agents

(including accountants) full access to the books, records, work papers, information, facilities and employees of Company used to prepare such certificates.

         2.3 Delivery by Company. . On or before the Closing Date, Company shall deliver to Sagent (i) the Articles of Incorporation and Bylaws, each as amended to date, minute books, stock transfer books and corporate seals of the Company, and (ii) resignations effective as of the Closing Date of all the officers and directors of the Company.

         2.4 Delivery by Shareholders. On or before the Closing Date, each Shareholder shall deliver to Sagent a certificate registered in such Shareholder's name representing all the Securities held by such Shareholder as of the Closing Date, duly endorsed in blank for transfer.

         2.5 Delivery by Company. On or before the Closing Date, Sagent shall deliver to the Shareholders consideration equal in value to at least seventy-five percent (75%) of the Purchase Price, for distribution pro rata among the Shareholders. Sagent shall deposit the balance of the consideration in an interest-bearing escrow account, and Sagent shall instruct the escrow agent, pursuant to a separate written escrow agreement acceptable to Sagent, to deliver such consideration to the Shareholders six (6) months after the Buyout Date, for distribution pro rata among the Shareholders, if Company and the Shareholders have not violated any obligation, covenant or warranty hereunder. Sagent shall pay at least one third (1/3) of the consideration in the form of cash, and Sagent shall pay the remaining two thirds (2/3) of the consideration in the form of Sagent common stock and/or cash. The value of Sagent common stock issued or otherwise provided to Shareholders pursuant to this Section 2.5 shall be determined (i) by reference to the appraised value of Sagent as of the date of transfer of such Sagent common stock (the "TRANSFER DATE") as determined by an independent third party acceptable to Sagent and Company, if Sagent common stock is not listed on any established stock exchange or national market system as of the Transfer Date, or (ii) by reference to the average closing sales price (or closing bid, if no sales are reported) of Sagent common stock for the five business (5) days prior to the Transfer Date, if Sagent common stock is listed on any established stock exchange or national market system as of the Transfer Date.

         2.6 Multiple Buyout Dates. Notwithstanding anything to the contrary in the foregoing, Sagent may elect to purchase the Securities across two (2) or more buyout dates pursuant to this Section 2.6. In such event, Sagent shall purchase at least fifty-one percent (51 %) of the Securities, on a pro rata basis from all Shareholders, as of an initial buyout date at a pro rated Purchase Price calculated pursuant to Section 2.2 above. Sagent shall then purchase the balance of the Securities at one (1) or more subsequent buyout dates no later than three (3) years after such initial buyout date at pro rated Purchase Prices calculated pursuant to Section 2.2 above as of such subsequent buyout dates.

3.       REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants that:

         3.1 Organization. Company is, and as of the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of France. Company has all requisite corporate power and authority to own its properties and to carry on its business as now and anticipated to be conducted. Company is, and as of the Closing Date will be, duly qualified, authorized or licensed and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, authorized, licensed or in good standing would have a material adverse effect on the ability of Company to consummate the transactions contemplated hereby. Company has delivered to Sagent true, complete and correct copies of its Articles of Incorporation and Bylaws as in effect as of the Closing Date.

         3.2 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Company; (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any material debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, deed of trust, commitment or other agreement to which Company is a party or by which Company is bound or any of its properties or assets are subject; (c) result in the creation or imposition of any Encumbrance upon any material properties or assets of Company; or (d) violate or conflict with any law, rule, regulation or governmental order to which Company, or the business, properties or assets of Company, are bound or subject.

         3.3 No Undisclosed Liabilities. Except for obligations incurred in the ordinary course of business which are not required under GAAP to be set forth or reflected on a balance sheet prepared in accordance with GAAP, Company does not have any Liability as of the Closing Date which is not reflected in its financial statements as of the Buyout Date as provided to Sagent. The terms "LIABILITIES" and "LIABILITY" shall mean (i) any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any contract, agreement, commitment or undertaking or under any law, rule, regulation, Action (as defined below) or Governmental Order (as defined below), or (ii) any other debt, liability or obligation relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition whether or not known, due or payable. The term "ACTION" shall mean any claim, action, suit, counterclaim, appeal, arbitration or inquiry, or any proceeding or investigation by or before any Governmental Authority (as defined below). The term "GOVERNMENTAL ORDER" shall mean any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. The term "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, or instrumentality, court, tribunal, arbitrator or arbitral body.

         3.4 Restrictions on Business Activities. As of the Closing Date, there is no agreement, commitment, obligation or Governmental Order to which Company is a party or by which Company is bound or any of its properties or assets are subject which has or reasonably could be expected to have the effect of prohibiting or materially impairing, as currently conducted, any business activity or practice of Company, any acquisition of property (tangible or intangible) by Company or the conduct, of business, as currently conducted, of Company.

         3.5 Intellectual Property. Company owns all right, title and interest in and to, or is licensed, sublicensed, or otherwise possesses legally enforceable rights to use, free and clear of any Encumbrance, all patents, trademarks, trade names, service marks, copyrights, maskworks, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in or necessary for the conduct of the business of the Company as currently conducted.

         3.6 Litigation. As of the Closing Date, there is no Action of any nature pending or to Company's knowledge threatened against Company, its material properties or any of its officers or directors, in their capacities as agents of the Company. There is no investigation pending or, to Company's knowledge threatened against Company, its material properties or any of its officers or directors, in their capacities as agents of the Company, by or before any Governmental Authority. As of the Closing Date, no Governmental Authority has at any time challenged or questioned in writing the legal right of the Company to conduct its business or operations as presently or previously conducted or proposed to be conducted. Company does not know or has any reason to know of any valid basis for any such type of Action or investigation.

         3.7 Necessary Assets and Properties. As of the Closing Date, the assets and properties owned or leased by Company constitute all of the assets and properties used in the operation of its business and such assets and properties constitute all of the assets and properties necessary to continue the operation of such business after the Closing Date. No part of the business of the Company is operated or conducted by or through any entity other than the Company.

         3.8 Legal Compliance. As of the Closing Date, Company has complied with all applicable laws, regulations and Governmental Orders now or hereafter applicable to Company's business, assets or properties.

         3.9 All Outstanding Shares. All outstanding shareholders of Company have signed and are parties to this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each Shareholder represents and warrants that:

         4.1 No Encumbrances. All Securities held by such Shareholder shall be free and clear of any and all Encumbrances as of the Closing Date. As used herein, "ENCUMBRANCES" means any security interest, pledge, mortgage, lien, charge, adverse claim or restriction of any kind, whether created by law or in equity, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         4.2 Authority. Such Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder, and no further corporate action is required on the part of such Stockholder to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder. This Agreement constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of any other agreement to which such Shareholder is a party or (b) violate or conflict with any law, rule, regulation or governmental order to which such Shareholder, or the business, properties or assets of Company, are bound or subject.

         4.4 All Outstanding Shares. Such Shareholder has not transferred any Securities except in conformance with the requirements of this Agreement.

         4.5 Guarantee of Company Warranties. Each Shareholder personally guarantees that each representation and warranty of Company in Article 3 above shall be true and correct as of the Closing Date.

5.       RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

         5.1 Restrictions on Transferability. The Securities shall not be sold, assigned, transferred or pledged except in conformity with the requirements of this Article 5.

         5.2 Restrictive Legend. Each certificate representing the Securities or any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall be stamped or otherwise imprinted with legends, in both English and French, in the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RIGHTS OF PURCHASE, RESTRICTIONS ON TRANSFERABILITY AND OTHER OBLIGATIONS AS SET FORTH IN A BUYOUT AGREEMENT AVAILABLE BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

         5.3 Notice of Proposed Transfers. Each shareholder shall give written notice to Sagent of such Shareholder's intention to effect any transfer, sale, assignment or pledge of Securities. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail.

         5.4 Execution by Transferees. Each Shareholder agrees to cause any proposed purchaser, assignee, transferee or pledgee of the Securities to agree to take and hold such Securities subject to the provisions and upon the conditions specified in this Agreement.

         5.5 No Transfer After Buyout Notice. Each Shareholder agrees to not sell, assign, transfer or pledge any Security for one hundred twenty (120) days after receipt of a Buyout Notice from Sagent.

6.       TERM AND TERMINATION

         This Agreement shall commence on the Effective Date and shall continue in full force and effect until January 1, 2005. This Agreement may be earlier terminated upon the written consent of all parties.

7.       MISCELLANEOUS

         7.1 Governing Law. This Agreement shall be governed by and construed under the law of the France. The parties consent to the personal jurisdiction of, and venue in, the courts of France.

         7.2 Assignment. Company and Shareholders may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Sagent. Sagent may freely transfer or assign its rights or obligations under this Agreement without the prior written consent of Company or any Shareholder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         7.3 No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself

         7.4 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

         7.5 Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

         7.6 Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the applicable party as set forth above or in Schedule 1, or to such other address as a party may designate by written notice in accordance with this Section 7.6, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

         7.7 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents y compris tout avis qui s'y rattache, soient rediges en langue anglaise.

         7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         7.9 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

         In Witness Whereof, the undersigned, being duly authorized agents of the parties, have executed this Agreement as of the Effective Date.

Accepted by:

SAGENT TECHNOLOGY, INC.                     SAGENT FRANCE S.A.


/s/ THOMAS M. LOUNIBOS                      /s/ POIRRIER MICHEL
(Signature of Authorized Agent)             (Signature of Authorized Agent)


Thomas M. Lounibos                          POIRRIER Michel
(Printed Name)                              (Printed Name)


VP of Sales                                 President Director Leueial
(Title)                                     (Title)


SHAREHOLDERS:


(Name of Shareholder)                       (Name of Shareholder)


(Signature of Authorized Agent)             (Signature of Authorized Agent)


(Printed Name)                              (Printed Name)


(Title)                                     (Title)

                                   SCHEDULE 1
                                  SHAREHOLDERS

POIRRIER, Michel                             /s/ POIRRIER, MICHEL
30 Rue Maurice Ravel
78630 VILLENNES SUR

QUERE, Emmanuel                              /s/ QUERE, EMMANUEL
41 Rue Pierre Nicole
75005 PARIS

CAYEUX, Marie Odile                          /s/ CAYEUX, MARIE ODILE
30 rue Maurice Ravel
78630 VILLENNES SUR SEINE

CARTIER, Eric                                /s/ CARTIER, ERIC
Domaine du Petit Beauregard
78170 LA CELLE SAINT CLOUD

VIGIER, Francois                             /s/ VIGIER, FRANCOIS
16 Allee des Archieres
78340 LES CLAYES-SOUS-BOIS

GUEHENNEC, Philippe                          /s/ GUEHENNEC, PHILIPPE
24 Hameau Belle Saison
95150 TAVERNY

DESNOYELLES, Fabrice                         /s/ DESNOYELLES, FABRICE
73 bis, rue de Pologne
78100 SAINTGERMAIN EN LAYE